Exhibit 107

Calculation of Filing Fee Tables

FORM S-1

SAFE & GREEN HOLDINGS CORP.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, $0.01 par value per share	457(c)	19,270,190	(1)	$0.66	(2)	$12,718.325.40	0.00015310	$1,947.18	(3)
	Total Offering Amounts							$12,718,325.40	0.00015310	$1,947.18
	Total Fees Previously Paid									—
	Total Fee Offsets									—
	Net Fee Due									$1,947.18

1.	Represents approximately 19,270,190 shares of the Company’s Common Stock based on the closing price of our shares on The Nasdaq Market LLC (“Nasdaq”), on February 5, 2025, of $0.66 per share, of Safe & Green Holdings Corp. (the “Company”).

2.	Estimated solely for the purpose of calculating the registration fee, based on the average of the closing price of the Common Stock on Nasdaq on February 5, 2025 ($0.66 per share of Common Stock), in accordance with Rule 457(c) of the Securities Act.

3.	Calculated pursuant to Rule 457 of the Securities Act by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.00015310.